UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32877	04-3562325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

189 Wells Avenue, Newton, Massachusetts	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 559-0033

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 2, 2006, Pro-Pharmaceuticals, Inc. entered into an Office Lease Agreement with NS 7/57 Acquisition LLC, a Delaware limited liability company, as landlord, for premises consisting of approximately 9,400 square feet in the building located at 7-57 Wells Avenue, Newton, Massachusetts. The term of the lease is approximately five years, commencing on the date the landlord completes certain improvements within the premises, and expires on June 30, 2011. We have the right to extend the term of the lease for an additional five year period if certain conditions are satisfied. Annual base rent for the first lease year is $235,000 and increases to $244,400, $253,800, $263,200 and $272,600, respectively, for the second through fifth lease years. If we extend the term of the lease, the annual base rent for the sixth lease year adjusts based on market conditions at the time and increases each year for the remainder of the extension term. In addition to annual base rent, beginning on January 1, 2007 we are responsible for our pro rata share of increases in the building’s operating expenses from the previous year, and beginning on July 1, 2008, we are responsible for our pro rata share of increases in building’s tax liability from the previous fiscal year. To secure our obligations under the lease, we must deliver a $58,750 letter of credit to the landlord.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Office Lease Agreement, dated May 2, 2006, between Pro-Pharmaceuticals, Inc., as tenant, and NS 7/57 Acquisition LLC, as landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By: /s/ Carl L. Lueders
Carl L. Lueders
Chief Financial Officer
Date: May 4, 2005

Exhibit Index

Number	Description

10.1	Office Lease Agreement, dated May 2, 2006, between Pro-Pharmaceuticals, Inc., as tenant, and NS 7/57 Acquisition LLC, as landlord.